The Bancorp, Inc. Reports Revised 2008 Fourth Quarter Net Loss Driven By Non-Cash Goodwill and Investment Security Impairment Charges

  After-tax goodwill impairment charge of $35.6 million, or $2.44 per share.
  After-tax investment security impairment charge of $5.7 million, or $0.39 per share.
  Positive impact on tangible book value and regulatory capital ratios.
  No impact on cash flow or liquidity.

Wilmington, DE - March 17, 2009 - The Bancorp, Inc. (the "Company") (Nasdaq: TBBK), a financial holding company, today reported a revised 2008 fourth quarter net loss of $41.4 million, or $2.84 per share. The revision was driven primarily by non-cash, after-tax goodwill impairment charge during the 2008 fourth quarter of $35.6 million which was the result of the decline in the Company's enterprise value caused by its reduced common stock price. The Company also determined, upon finalizing its year-end valuations, that the values of two of its investment securities were impaired at December 31, 2008, and took an after-tax charge of $5.7 million. The two impairment charges are non-cash accounting adjustments to the Company's financial statements that do not affect cash flow or liquidity. The adjustments strengthen the Company's tangible book value and regulatory capital ratios. The Company initially reported a 2008 fourth quarter net loss of $687,000, or $0.06 per share compared to its now reported $41.4 million or $2.78 per share. For the full year ended December 31, 2008, the Company initially reported a net loss of $1.9 million or $0.14 per share compared to its revised net loss to common shareholders of $42.6 million, or $2.93 per share, for the same period.

Tangible Book Value at December 31, 2008 after these adjustments was $8.46 per share compared with $7.45 per share prior to the adjustments.

Capital ratios at December 31, 2008 were strengthened as a result of the adjustments:

  Tier 1 risk-based capital increased to $176.7 million or 11.72% of risk-based assets-well above the regulatory capital requirement of 6.0%.
  Total risk-based capital increased to $194.1 million or 12.87% of risk-based assets-well above the regulatory capital requirement of 10.0%.

About Bancorp

The Bancorp, Inc. is a financial holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank's regional community bank division serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com